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                                                                     Exhibit 3.4

                          INTERSTATE HOTELS CORPORATION

                             ARTICLES SUPPLEMENTARY

         Interstate Hotels Corporation, a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Corporation has acquired 60,639 shares (the "Shares") of its outstanding Class C Common Stock, $.01 par value per share. The Shares may not be reissued.

         SECOND: The total number of authorized shares of the Corporation which remain after the acquisition of the outstanding Shares is 74,939,361 shares, $.01 par value per share, consisting of the following classes and series:

                           10,000,000 Preferred Shares
                           62,000,000 Class A Common Shares
                            1,500,000 Class B Common Shares
                            1,439,361 Class C Common Shares

         THIRD: No amendment to the charter is effected by these Articles Supplementary. These Articles Supplementary are being filed with the State Department of Assessments and Taxation of Maryland to record the reduction of authorized shares of the Corporation resulting from the acquisition of the Shares which, by terms of the charter of the Corporation, may not be reissued.

         The undersigned Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.




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         IN WITNESS WHEREOF, the Corporation has caused these Articles
Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 27th day of February, 2001.

ATTEST:                               INTERSTATE HOTELS CORPORATION



   /s/ Timothy Q. Hudak               By: /s/ Thomas F. Hewitt       (SEAL)
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Timothy Q. Hudak                          Thomas F. Hewitt
Secretary                                 Chief Executive Officer




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